UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2020

IT TECH PACKAGING, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-34577	20-4158835
(Commission File Number)	(IRS Employer Identification No.)

Science Park, Juli Road Xushui District, Baoding City Hebei Province, People’s Republic of China	072550
(Address of principal executive offices)	(Zip Code)

(86) 312-8698215

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ITP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On April 30, 2020, IT Tech Packaging, Inc. (the “Company”) announced that the Company and certain institutional investors entered into a securities purchase agreement (the “Purchase Agreement”) dated April 29, 2020 (the “Execution Date”), pursuant to which the Company agreed to sell to such investors an aggregate of 4,400,000 shares (the “Shares”) of common stock, par value $0.001 (the “Common Stock”) in a registered direct offering and warrants (the “Warrants”) to purchase up to 4,400,000 shares of the Common Stock in a concurrent private placement, for gross proceeds of approximately $2.55 million (the “Financing”). The purchase price for each share of Common Stock and the corresponding warrant is $0.58. The exercise price of the Warrant was $0.7425 per share.

Pursuant to NYSE American Rule 713(a)(ii), an issuer must obtain stockholder approval for the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the common stock (the “Stockholder Approval”). The issuance by the Company of the Shares, together with the Warrants, is in excess of 20% of the Company’s issued and outstanding shares of Common Stock as of the Execution Date, and the exercise price of the Warrants issued in the private placement is less than the book value of the Company’s Common Stock as of December 31, 2019, which was $7.53 per share.

As a result, on May 4, 2020, the parties entered into an Amendment to the Purchase Agreement (the “Amendment”), whereby the parties agreed to amend the terms of the Agreement to (a) increase the exercise price of the Warrants from $0.7425 to $7.53 per share, (b) provide that on or prior to August 4, 2020 (the “Stockholder Approval Deadline”), the Company must hold a stockholder meeting to obtain Stockholder Approval of (i) the issuance of the Warrant Shares upon the exercise of the Warrants representing greater than 20% of the Common Stock as of the Closing Date in accordance with NYSE American Rule 713(a)(ii), and (ii) the reduction in the Exercise Price of the Warrants from $7.53 to $0.7425 per share, both subject to adjustments pursuant to the terms of the Warrants, and (c) provide that from May 4, 2020 until the date on which the Stockholder Approval is obtained, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) or file any registration statement, or amendment or supplement thereto, with the Securities and Exchange Commission. The Amendment also provides that if the Company fails to obtain Stockholder Approval by the Stockholder Approval Deadline, the Company shall pay to each investor, in cash as a return of a portion of such investor’s subscription amount, $0.22 for each share of Common Stock underlying such investor’s Warrants on the Closing Date up to an aggregate cash payment of $968,000 for all investors. The payments shall be paid at the earlier of (a) three Business Days after the stockholder meeting, and (b) the Stockholder Approval Deadline (the earlier date “Payments Due Date”). Any payments outstanding after such Payments Due Date shall accrue interest at a rate of 24.0% per annum.

The Purchase Agreement provided that the Company would file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the investors of the shares underlying the Warrants issued and issuable upon exercise of the Warrants as soon as practicable after the Closing, but no later than 45 days after the Closing Date. Under the terms of the Amendment, the timing for the filing of such registration statement has been extended to as soon as practicable after the Company obtains Stockholder Approval and in any event within 45 calendar days of receiving Stockholder Approval.

The terms of the Warrant will remain the same except that (i) the initial exercise price will be $7.53 instead of $0.7425, subject to adjustments pursuant to the terms of the Warrants, and (ii) the date on which the Warrant shall become exercisable will be the earlier of (x) six (6) months after the date of issuance, and (y) the date the Company receives Stockholder Approval.

A copy of the Amendment to the Securities Purchase Agreement and the revised Warrant are attached hereto as Exhibit 10.1 and Exhibit 4.1, respectively, and are incorporated herein by reference. The foregoing summary of the terms of the Amendment and the Warrant are subject to, and qualified in their entirety by, such documents.

Item 3.02. Unregistered Sales of Equity Securities.

On April 29, 2020, the Company entered into the Purchase Agreement, and the Amendment, on May 4, 2020, as described in Item 1.01 of this Current Report on Form 8-K , to which, among other things, it agreed to issue the Warrants to the investors. The offering of the Warrants is being made pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. The information contained above in Item 1.01 related to the Warrants and the shares underlying the Warrants is hereby incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Warrant
10.1	Amendment to Securities Purchase Agreement dated May 4, 2020, among IT Tech Packaging, Inc. and certain institutional investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT TECH PACKAGING, INC.

Date: May 4, 2020	By:	/s/ Zhenyong Liu
		Name:	Zhenyong Liu
		Title:	Chief Executive Officer

3